EXHIBIT 2

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Ardsley Advisory Partners LP

Ardsley Advisory Partners GP LLC

Ardsley Partners I GP LLC

Philip J. Hempleman

Ardsley Partners Fund II, L.P.

Ardsley Partners Advanced Healthcare Fund, L.P.

Ardsley Duckdive Fund, L.P.

Ardsley Healthcare Fund, L.P.

Ardsley Partners Renewable Energy Fund, L.P.

Ardsley Ridgecrest Partners Fund, L.P.